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                                   EXHIBIT (a)

                          NOTICE OF EXTENSION OF OFFER


CONTACT:          River Oaks Partnership Services, Inc.
                   (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE

                  DENVER, COLORADO, November 8, 2000. As previously announced, AIMCO/Bethesda Holdings Acquisitions, Inc. ("AIMCO/Bethesda") is tendering for all assignee units of limited partnership interest in Oxford Residential Properties I Limited Partnership, subject to the terms of its Offer to Purchase. AIMCO/Bethesda has extended the expiration date of its offer. The expiration date for the tender offer has been extended to 5:00 p.m., New York time, on Monday, November 27, 2000. The offer was previously scheduled to expire at 5:00 p.m. on November 7, 2000.

                  AIMCO/Bethesda reported, based on information provided by the Information Agent for the offer, that as of the close of business on November 7, 2000 approximately 3,762 units had been tendered pursuant to the offer.

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the offer.